Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

among

CSN ISLANDS IX CORP.,

as Issuer,

COMPANHIA SIDERÚRGICA NACIONAL,

as Guarantor,

JPMORGAN CHASE BANK,

as Trustee and New York Paying Agent

J.P. MORGAN TRUST BANK LTD.,

as Principal Paying Agent and

J.P. MORGAN BANK LUXEMBOURG S.A.

as Luxembourg Paying Agent

Additional U.S. $200,000,000 10.00% Guaranteed Notes due January 15, 2015

Dated as of January 21, 2005

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First Supplemental Indenture, dated as of January 21, 2005, (this “First Supplemental Indenture”) among CSN Islands IX Corp. (the “Issuer”), a company organized and existing under the laws of the Cayman Islands (“Cayman Islands”); Companhia Siderúrgica Nacional - CSN, a sociedade anônima organized and existing under the laws of the Federative Republic of Brazil (the “Guarantor”); JPMorgan Chase Bank, a New York banking corporation, as trustee (the “Trustee”) and paying agent in New York (the “New York Paying Agent”); J.P. Morgan Trust Bank Ltd., as principal paying agent (the “Principal Paying Agent”); and J.P. Morgan Bank Luxembourg S.A., as paying agent in Luxembourg (the “Luxembourg Paying Agent”) to the Indenture, dated as of September 24, 2004, among the Issuer, the Guarantor, the Trustee and New York Paying Agent, the Principal Paying Agent and the Luxembourg Paying Agent (the “Original Indenture”),

WITNESSETH :

Whereas, the Original Indenture, pursuant to Section 2.3, provides for the issuance from time to time by the Company of additional notes, carrying the Guaranty of the Guarantor, on the terms and conditions identical to those of the Notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes;

Whereas, the Company and the Guarantor desire by this First Supplemental Indenture to issue Securities under the Original Indenture, to be consolidated and form a single series with the Notes, limited in aggregate principal amount as specified in this First Supplemental Indenture, and the terms and provisions of which are to be as specified in this First Supplemental Indenture;

Whereas, all things necessary to make this First Supplemental Indenture a valid and binding legal obligation of the Company and the Guarantor according to its terms have been done.

Now, therefore, for and in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof and for the purpose of setting forth, as provided in the Original Indenture, the form of the Notes and the terms, provisions and conditions thereof, the Company and the Guarantor covenant and agree with the Trustee as follows:

1.	Definitions

1.1.	Provisions of the Original Indenture

Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Original Indenture shall remain in full force and effect. The Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this First Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes.

1.2.	Definitions

For all purposes of this First Supplemental Indenture and the Notes, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

1.2.1	any reference to an “Article” or a “Section” or a “Clause” refers to an Article or Section or Clause, as the case may be, of this First Supplemental Indenture;

1.2.2	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section, Clause or other subdivision;

1.2.3	all terms used in this First Supplemental Indenture that are defined in the Original Indenture have the meanings assigned to them in the Original Indenture, except as otherwise provided in this First Supplemental Indenture;

1.2.4	the term “Indenture” shall mean the Original Indenture as amended and supplemented by this First Supplemental Indenture;

1.2.5	the term “Securities” as defined in the Original Indenture and as used in any definition therein, shall be deemed to include or refer to, as applicable, the Notes and the Guaranty; and

1.2.6	the following terms have the meanings given to them in this Clause 1.2.6.

“Additional Distribution Compliance Period” means the period of 40 consecutive days beginning on and including the later of (i) the day on which the Additional Notes are first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S notice of such day to be given by the Company to the Trustee and (ii) the day on which the closing of the offering of the Additional Notes pursuant to the Additional Purchase Agreement occurs (the “Closing Date”).

“Additional Notes” means the Notes authorized by this First Supplemental Indenture to the Original Indenture.

“Additional Purchase Agreement” means the Purchase Agreement, dated January 18, 2005, among the Company, the Guarantor and the Initial Purchaser.

“Additional Registration Rights Agreement” has the meaning specified in Section 2.4 hereof.

2.	General Terms and Conditions of the Notes

2.1.	Designation and Principal Amount

The aggregate principal amount of the 10.00% Guaranteed Notes due January 15, 2015, is hereby increased to $400,000,000. For purposes of Section 2.3(b) of the Original Indenture, this First Supplemental Indenture supplements the Original Indenture. All the Additional Notes issued under the Original Indenture as supplemented by this First Supplemental Indenture shall form a single series with the Notes for all purposes under the Original Indenture, including without limitation for purposes of waivers, amendments, redemptions, offers to purchase and acceleration.

2.2.	Forms Generally

Upon their original issuance, Notes offered and sold pursuant to the Additional Purchase Agreement to Qualified Institutional Buyers in accordance with Rule 144A shall be issued in the form of one or more Restricted Global Notes. Such Restricted Global Notes shall be registered in the name of the Depositary, or its nominee, deposited with the

Trustee, at its Corporate Trust Office, as custodian for the Depositary, duly executed by the Company, and by the Guarantor, in the case of the Guaranty endorsed thereon, and authenticated by the Trustee.

Upon their original issuance, Notes offered and sold pursuant to the Additional Purchase Agreement in reliance on Regulation S shall initially be issued in the form of one or more Regulation S Global Notes. Such Regulation S Global Notes shall be registered in the name of the Depositary, or its nominee, deposited with the Trustee, at its Corporate Trustee Office, as custodian for the Depositary, duly executed by the Company, and by the Guarantor, in the case of the Guaranty endorsed thereon, and authenticated by the Trustee. After such time as the Additional Distribution Compliance Period shall have terminated, each such Regulation S Global Note shall be an “Unrestricted Global Note” for all purposes under the First Supplemental Indenture.

2.3.	Registration Rights

The Holders of the Notes are entitled to the benefits of a Registration Rights Agreement dated the date hereof among the Company, the Guarantor and the Initial Purchaser (the “Additional Registration Rights Agreement”).

2.4.	Guarantee

The Additional Notes will be guaranteed by the Guarantor in accordance with the terms and conditions set forth in Section 5 of the Indenture.

The Guarantor hereby irrevocably and unconditionally guarantees the full and punctual payment of the Additional Notes, and agrees to comply with all terms and conditions set forth in the Indenture in relation to the Additional Notes.

2.5.	Paying Agents

The Principal Paying Agent, the New York Paying Agent and the Luxembourg Paying Agent will act as paying agents (together the “Paying Agents”) in connection with the Additional Notes in accordance with the terms and conditions set forth in the Indenture.

Each of the Paying Agents hereby accept its appointment, and agrees to comply with all terms and conditions set forth in the Indenture with respect to the Additional Notes, as well as to take all such actions as may be incidental thereto.

3.	Miscellaneous Provisions

3.1.	Separability of Invalid Provisions

In case any one or more of the provisions contained in this First Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this First Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this First Supplemental Indenture shall be construed as if such provision had never been contained herein.

3.2.	Execution in Counterparts

This First Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

In witness whereof, the parties hereto have caused this First Supplemental Indenture to be duly executed on their respective behalves, all as of the day and year first written above.

CSN ISLANDS IX CORP., the Company

By:	/s/ OTÁVIO DE GARCIA LAZCANO
	Name:	Otávio de Garcia Lazcano
	Title	Director

COMPANHIA SIDERÚRGICA NACIONAL, as Guarantor

By:	/s/ OTÁVIO DE GARCIA LAZCANO
	Name:	Otávio de Garcia Lazcano
	Title	Officer

By:	/s/ SERGIO TIMONER
	Name:	Sergio Timoner
	Title	Attorney-in-Fact

JPMORGAN CHASE BANK, as Trustee and as Paying Agent

By:	/s/ WILLIAM POTES
	Name:	William Potes
	Title	Assistant Treasurer

J.P. MORGAN TRUST BANK LTD., as Principal Paying Agent

By:	/s/ WILLIAM POTES
	Name:	William Potes
	Title	Assistant Treasurer

J.P. MORGAN BANK LUXEMBOURG, S.A., as Luxembourg Paying Agent

By:	/s/ WILLIAM POTES
	Name:	William Potes
	Title	Assistant Treasurer